FOR IMMEDIATE RELEASE

ABERDENE MINES LIMITED ANNOUNCES BOARD RESTRUCTURING
AND CHANGE OF HEAD OFFICE

Las Vegas, Nevada, May 31, 2006, Aberdene Mines Limited (the ‘Company’ or ‘Aberdene’) (OTCBB: ABRM) is pleased to announce the following organizational changes to its board of directors and management team:

Board Appointments

Effective May 30, 2006 Anthony Harvey and Benjamin Ainsworth have been appointed to Aberdene’s board of directors. The appointments follow the resignations of Brent Jardine, Robert Weicker and Timothy Hipsher from the board.

Mr. Harvey has also been appointed as Aberdene’s Chairman and Chief Executive Officer and Mr. Ainsworth has been appointed as Aberdene’s Secretary. Also in connection with the board reorganization, Bryan Wilson, presently a member of the board of directors has been appointed as Aberdene’s President and Treasurer.

The Company and the board of directors wish to thank Brent Jardine, Robert Weicker and Timothy Hipsher for their support and years of service as directors.

The following is a brief biographical history of each of Aberdene’s newly appointed directors and officers:

Anthony Harvey has over 40 years of consulting experience on numerous mining projects internationally with capital costs ranging up to and exceeding $400 million. Mr. Harvey has spent 30 years working with Wright Engineers Ltd.-Fluor Daniels in various management positions, including Senior Project Manager, involved in the design and construction of 14 mines world wide on behalf of major mining corporations. Mr. Harvey is presently the founder and board member of ARH Management Limited, a director of Terra Energy Inc. (TTR-TSX), former founder, President and Chairman of Azco Mining Inc. (TSX, AMEX), former founder chairman and director of Oremex Resources Inc. (ORM-TSX), and former chairman and director of Lakeshore Gold Corp. (LSG-TSX).

Benjamin Ainsworth is a senior geologist and mining consultant who has been involved in the mining industry for over thirty-five years. He graduated in 1963 with an honors degree in Geology from Oxford University in England. He joined Placer Development in 1965 and held positions of Senior Geologist, Chief Geochemist, Exploration Manager -- Eastern Canada, Exploration Manager -- Chile, and President -- Placer Chile, South America. Throughout the 1970's, Mr. Ainsworth was involved in the design, budgeting and implementation of exploration programs that included large and small drill programs, geophysical surveys, geological mapping, geochemical surveys, and a full range of project evaluation studies. He is a registered Professional Engineer in the Province of British Colombia and is a Canadian citizen by naturalization. Mr. Ainsworth is also senior geologist and mining consultant and principal of Ainsworth Jenkins Holdings Inc. and director of several reporting companies including ESO Uranium, BHR Buffalo Head Resources Ltd., Columbia Yukon Explorations Inc., Consolidated Venturex Holdings Ltd., Aumega Echelon Ventures Inc. and Sultan Minerals Inc.

Bryan Wilson has enjoyed a varied career in the fields of mining exploration and development for 18 years and financial services for 12 years. He has filled various roles such as Project Geologist/Manager for Shell Canada, Consultant, Financial Advisor for Scotia McLeod, Mining Analyst for C.M. Oliver and Corporate Finance Specialist for Dominick & Dominick and Thames Capital. Within the mining industry, Mr. Wilson has acquired broad international exposure to a variety of mineral commodities and has worked throughout the world. In 1981, Shell's East Kemptville Tin Mine was discovered and developed under his supervision (50.0 million tonnes @ 0.23% Tin).

Change of Head Office

The Company has changed its head office address to Suite 408 – 1199 West Pender Street, Vancouver, British Columbia, Canada, V6E 2R1, Tel (604) 331-9326, Fax (604) 684-9365.

About Aberdene

Aberdene Mines Limited is a mineral exploration and development company. The Company’s focus is the development of its New York Canyon Property located in the New York Canyon area, Mineral County, Nevada. The Company has under option the rights to explore both the unpatented and patented mineral claims representing 20,560 acres comprising the New York Canyon Copper Project. The project is regionally located south of the historic mining district of Santa Fe in the southeastern part of Mineral County, Nevada.

On behalf of the Board of Directors,

ABERDENE MINES LIMITED

“Bryan Wilson“

Bryan Wilson, President

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For more information contact:
Bryan Wilson, President
1-888-331-9326

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and the Company expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.